Contents of Power Point Presentation on the
  Office of the New York State Comptroller Website www.osc.state.ny.us/safeway <http://www.osc.state.ny.us/safeway>

Slide 1
Business Week Grades Safeway F
Note: average grade across eight measures of financial success as reported in Business Week, 4/5/04

Slide 2
The Wall Street Journal Grades Safeway 979 out of 1000
Note: Based on five-year total returns as reported in The Wall Street
  Journal, 3/8/04

Slide 3
The Corporate Library Grades Safeway D
Overall the Company s Board Effectiveness Rating suggests that the weaknesses of the board contribute a HIGH degree of investment or underwriter risk to this stock.
The Corporate Library, 1/16/94.
Note: Overall Board Effectiveness rating, The Corporate Library, 1/16/94

Slide 4
What Safeway Says About Our Vote No
1.	Driven by political pressure from labor unions
2.	Corporate governance concerns lack legitimacy
3.	Safeway s directors are independent
4.	Safeway has produced excellent results for shareholders
Source: Safeway Press Statement, 3/25/04

Slide 5
Safeway Fails to Make the Grade
Stock Performance F
Investment Strategy F
Employee Relations F
Customer Relations F
Corporate Governance F
Board Independence F
Vote for Director Independence and Accountability
Vote No on Burd, MacDonnell and Tauscher

Slide 6
Safeway s Strategic Crisis

Slide 7
Safeway s Strategic Crisis
Shares Down 60% for 5 Years Ending 3/31/04
Graph Comparison with Walt Disney, Safeway and the S&P 500 Index measured from
  January 00 to January 04 Copyright on graph 2003 Yahoo! Inc.
Source <http://finance.yahoo.com/>

Slide 8
BW Gives Safeway Failing Grades
WSJ Puts Safeway on its Worst Performer List
Rank        Company Performance Grades
Rank Rank                Total   Total    Sales    Sales
2004 2003 Safeway Return Return Growth Growth
448   345                 1 Year 3 Year 1 Year  3 Year
                                   F        F           F          F
        Company Performance Grades (continued)
  Profit       Profit                Return
Growth   Growth     Net      On
1 Year     3 Year   Margin  Equity
   F             F             F         F

148 BusinessWeek April 5, 2004

-Business Week ranked Safeway 448th out of the S&P 500 using eight criteria of financial success over the past 1 and 3 years -Business Week ranked Safeway 9th out of 10 in its industry group, edging out Winn-Dixie 460th overall.
-Wall Street Journal included Safeway among its Top 25 Worst Performers over the past 5 years out of 1000 largest companies.
Source: Business Week, 4/5/04; The Wall Street Journal , 3/8/04

Slide 9
Wal-Mart Is Not the Problem
Table 4: Share Gains in Wal-Markets
Versus Share Losses Attributed to Wal-mart
% of                # of Markets        # of Markets         4Q Comp
Stores             Share of Gaines   Where Losses       Hit Due
Overlapping     of +0.5%           Can Be Mostly     1o WMT
With WMT E   or more            Attributed to WMT  Est. %
Ahold         28     5                              6                   -0.4
Albertsons 28      3                             12                  -1.0
Delhaize     55     1                               8                   -0.8
Great A&P 7      1                               2                   -0.3
Kroger        29    9                             10                   -0.3
Ruddick      25    2                               3                   -0.6
Safeway      18    5                               3                   -0.2
Winn Dixie 70     1                              11                  -2.0
Supervalu    18    3                               1                   -0.2
Publix          65    7                               1                   -0.6
Source: MSA Data In Trade Dimension Market Scope & Merrill Lynch Research
So the most important answer to who loses?
Is usually retailers in small town America.
As most of the companies we analyze have only
a small proportion of their stores and sales in
small towns, they do not lose much.
Merrill Lynch 5/9/03
We continue to believe that new sales and market share data do not
Support the Bear argument that Wal-Mart is the root of all food retailers
Problems
Merrill Lynch, 5/9/03
Source: Merrill Lynch, 5/9/03; Goldman Sachs, 9/3/03
Slide 10
Wal-Mart Is Not the Problem
For us, it s not the supercenters, it s not the clubs that are creating the soft sales that we had in 2002 and certainly in the first part of 2003. ...It s really predominately the business slowdown that has affected our top line sales growth and not either the supercenters or the clubs that we have competed with, really, for decades.
Steve Burd, Safeway Chairman and CEO
Goldman Sachs Conference, 9/3/03

Slide 11
Costly Acquisitions, Failed Integration
$4 Billion Invested, $3 Billion Written Off
Dominick s Supermarkets - Nov. 1998
-acquired for $1.2B cash plus repayment of $560M in debt/lease obligations
-impairment charges totaling $1.97B in 2002 & 2003
Randall s Food Markets - Sept. 1999
-acquired for $1.3B in cash and stock
-impairment charges totaling $1.26B in 2002 & 2003
Genuardi s Family Markets - Feb. 2001
-acquired  for $500M in cash
-apologizes to shoppers in late 2002 for sweeping post-acquisition changes
Source: Safeway documents; The Philadelphia Enquirer, 11/1/02

Slide 12
1.8 Bil Dominick s Acquisition
Highlights Failed Leadership
Steve Burd promised only modest changes
The consumer may not notice anything different six months from now.1
But Burd quickly implemented major changes
-cut pricing and marketing execs who knew local market preferences
-centralized buying out of Safeway s California headquarters
-scaled back the number of different sizes & quantities of products
-reduced size of perishables and prepared-foods sections
-replaced familiar brands with Safeway s private label
-damaged previously productive relationship with union
-failed to change course as problems became apparent
Leading to drastic decline in performance & value
-market share down more than 8% since Safeway acquisition
-impairment charges totaling $1.97 billion in 2002 and 2003
-unsuccessful attempt to sell Dominick s fro estimated $350 mil in 2003
1Steve Burd, as quoted in Supermarket News, 1/19/98
Source: Safeway documents; Supermarket News 10/19/98, Crain s Chicago Business,
  11/11/02, Daily Herald, 2/27/04

Slide 13
Declining Investment in Stores
Cash Flow Used to Buyback Stock at High Prices
$millions                                    1999  2000  2001  2002  2003
Net CF from Operating
  Acitivites NCFO                     1,488 1,901 2,232 2,035 1,610
Capital Expenditures                  1,334 1,573 1,793 1,467   936
Capital Expenditures/NCFO        90%  83%   80%   72%   58%
% of YE Stores Remodeled         15% 16%    14%   11%    4%
Purchase of Treasury Stock         651    -         768   1,503     -
Treasury Stock/CFO                  44%  0%      34%    74%    0%
-Safeway s capital expenditures have fallen steadily as a percentage of net cash flow from operating activites
-Safeway s has significantly cutback its store remodels, remodeling only 4% of its year-end stores in 2003
-Safeway spent $2.9 billion over five years to repurchase stock at an averaged price of $33.74 per share.

Slide 14
Confrontational Labor Strategy
Costly Distraction with Long-Term Consequences
Led to 139-day strike in Southern California
-cut pre-tax earnings by $168 mil in 4th q4 2003 included 84 strike days -long-term impact on shareholder value due to lost market share and damaged customer and employee relations
-jeopardizes brand reputation
Expiring labor contracts in other markets this year
Undermines Safeway s competitive advantages
-According to Safeway, the principal competitive factors that affect the Company s business are location, quality, service, price and consumer Loyalty to other brands and stores.

Slide 15
Executive Exodus Deepens Strategic Crisis
Four Top Execs quit Since Jan. 2003
The exodus of so many senior, long time Safeway executives
Is a clear negative in our view, and indicates to us that many
Might not agree with CEO Steve Burd s past strategic
Decisions aggressive approach to centralizing procurement
Or his current firm stance with the labor union. Right or Wrong, Mr. Burd seems to either be 1 unhappy with his Senior management or 2 unable to sell his vision, neither of Which in our view is a positive for the stock longer term.
Citigroup Smith Barney, 2/5/04
Safeway named new CFO on March 23rd, but other positions remain open

Slide 16
Safeway s Corporate Governance Crisis

Slide 17
Corporate Governance Overview
Pervasive conflicts of interest on Board of Directors
Failure to address 2003 majority shareholder votes
-stock option expensing
-board declassification -Jan. 2004 response follows shareholder and press attention on board of director conflicts
Combined CEO/Chairman
Director attendance problems in 2003
-71% attendance for directors Magowan & Roberts

Slide 18
Safeway Board Overview
Eight of Nine Directors Lack Independence
Safeway                   KKR                Conflicted
Insiders                    Affiliated         Outsider            Outsider
Burd                         Greene             Tauscher           Stirn
Magowan                 Hazen
Ley Lopez               MacDonnell
                                Roberts

Safeway has re-nominated Burd, MacDonnell and Tauscher
For election at the company s annual meeting on May 20th

Slide 19
Director Independence
An independent director is someone whose only nontrivial professional, familial or financial connection to the corporation, its chairman, CEO or any other executive officer is his or her directorship.
Stated most simply, an independent director is a person
Whose directorship constitutes his or her only connection to The corporation.
Council of Institutional Investors CII Independence Definition:
CII considers someone not to be independent if they have not met
The above standards within the last five years

Slide 20
Robert I. MacDonnell
Material Conflicts as KKR-Affiliated Director
Retired as KKR partner in 2002
Brother-in-law of Safeway director and KKR
Founding partner George Roberts
Beneficiary of numerous related-party transactions
Serves on Safeway s audit & executive
Compensation committees


Slide 21
The KKR Connection
Randall s Buyout Highlights KKR Conflict
April 1998: KKR acquires 61% of Randall s for $225 mil
-3 KKR principals join Randall s board Greene, Roberts & Kravis
Sept. 1999: Safeway acquires Randall s for $1.3 bil
-KKR earns estimated 252% return in 19 months
-KKR receives $8.6 mil for advisory services in connection with merger -4 Safeway directors affiliated with KKR, which then owned 9% of Safeway
2000: KKR liquidates remaining Safeway shares
-Safeway share price hits all-time high of $62.50 on December 29th 2002-2003: Safeway takes impairment charges totaling
$1.26 bil at Randall s
-Safeway share price closes at $21.91 on December 31, 2003
Source: Safeway documents, The Houston Chronicle, 4/4/97

Slide 22
Other Transactions with KKR Entities
Pacific Resources Associates & Property Development Associates
-Safeway transferred or sold 172 properties valued at over $130 mil to real estate partnerships affiliated with KKR between 1990 and 2001
-Safeway paid PDA $19 mil in RE fees and rent form 1990 to 2000
Pacific Realty Associates PacTrust - LP owned by 45 individuals
-Safeway sold 8 properties to PacTrust for $2.6 and paid PacTrust and affiliates over $2 mil for rent and related expenses in 2002
-Owners include KKR-affiliated, directors Greene, Roberts & MacDonnell GroceryWorks - Safeway s exclusive on-line grocery channel
-Accel-KKR, a KKR affiliated, owns approximately 3% of GroceryWorks -Safeway Director Paul Hazen is Chairman of Accel-KKR
-Safeway Director Roberts, Greene and MacDonnell have indirect interests totaling approximately 2% of the equity of Accel-KKR.
Source: Safeway documents

Slide 23
William Tauscher
$3.5 mil in Related-Party Transactions
InaCom
-Undisclosed 1998 agreement with Safeway vendor entitled Tauscher to $1 mil bonus if certain companies, including Safeway, remained custormers.
MainStreet USA Corporation
-Safeway forgave a $2 mil loan to MainStreet while Tauscher was its CEO Future Beef Operations Holdings
-received 100,000 Safeway options as apparent compensation for his role
Safeway s outstanding loan to Tauscher
-funded purchase of his only shareholdings in Safeway
-would not be permitted today under the Sarebanes-Oxley Act of 2002 Tauscher serves on all three key board committees

Slide 24
Lack of Key Committee Independence
Audit                 Executive                                Corporate
Committee         Compensation                    Governance and
                           Committee                            Nominating
                                                                       Committee
Hazen Chair        Tauscher Chair                      Stirn
MacDonnell         Greene                                 Hazen
Stirn                     Hazen                                  Tauscher
Tauscher              MacDonnell
                            Stirn

Slide 25
Audit Committee
Includes MacDonnell & Tauscher
No auditor rotation
-Same outside auditor since 1987
Excessive non-audit fees
-Audit-related, tax & all other fees exceed audit fees in 2002 & 2003

Slide 26
Executive Compensation Committee
Includes MacDonnell & Tauscher
Proposed stock option re-pricing plan
-Middle managers would get their underwater options replaced
-6 month exchange period allows Safeway to avoid expensing and creates incentive to keep stock price low during exchange period Opposes option expensing
-despite 60% shareholder vote on shareholder proposal in 2003 Awarded execs $9.4 mil in restricted stock grants
-despite poor performance & pending demands for hourly wage and benefit cuts
Allowed Burd to sell over $15 mil in stock
-Shares received from exercising stock options since September 2003 -also realized $11.8 million from stock option exercises in 2002

Slide 27
Corporate Governance Committee
Safeway, not Committee, Responds to Investors
Shows excerpt from a letter written by Safeway s General Counsel to Connecticut State Treasurer Denise Nappier dated February 20, 2004 delivered via facsimile containing the following:
The Honorable Denies L. Nappier
State of Connecticut
Office of the Treasurer
55 Elm Street
Hartford CT 06106-1773

Dear Ms. Nappier:
I am responding to your letters of December 18, 2003 and February 11, 2004 to Rebecca Stirn, one of Safeway s directors. Apparently neither the Company nor Ms.Stirn received a copy of your December 18 letter until this past week. I apologize for the Delay in responding.
We appreciate your interest in these issues. If you have any additional questions, Please do not hesitate to contact me at 925-467-3858.
Sincerely
Robert A. Gordon
Senior Vice President
& General Counsel